UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 11, 2014

NEWELL RUBBERMAID INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3 Glenlake Parkway
Atlanta, Georgia		30328
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 418-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On November 11, 2014, the Board of Directors of Newell Rubbermaid Inc. (the “Company”) increased the size of the Board to 13 members and elected Christopher D. O'Leary, Executive Vice President, Chief Operating Officer-International of General Mills, Inc., as a director. Mr. O’Leary was named to serve on the Board’s Nominating/Governance Committee and the Organizational Development & Compensation Committee. The press release announcing Mr. O’Leary’s election is attached hereto as Exhibit 99.1.
Mr. O’Leary will be paid in accordance with the Company's director compensation program, described in the section titled "2013 Director Compensation" that begins on page 55 of the Company’s proxy statement that was filed with the Securities and Exchange Commission on April 3, 2014.
Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
(a) On November 11, 2014, the Board of Directors of the Company approved an amendment to Article III, Section 3.2 of the company's By-Laws, effective November 11, 2014, to provide that the number of directors of the Company shall be not less than ten and not more than thirteen. The By-Laws previously provided that the number of directors of the Company shall be not less than ten and not more than twelve. A copy of the By-Laws, as amended, is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01 - Other Events.
On November 12, 2014, the Company announced an extension and expansion of the Company's share repurchase program. Under the updated plan, the Company is authorized to repurchase up to $500 million of its outstanding shares through the end of 2017. This $500 million is in addition to the approximately $37 million remaining to be repurchased under its previous $300 million share repurchase program authorized in February 2014.
Item 9.01 - Financial Statements and Exhibits.
Exhibits
3.1    By-Laws of Newell Rubbermaid Inc., as amended.
99.1.    Press Release dated November 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2014            NEWELL RUBBERMAID INC.

By:    /s/ John K. Stipancich
John K. Stipancich
Executive Vice President, General Counsel
and Corporate Secretary and Executive
Leader EMEA and Interim Chief Financial Officer